Exhibit 10.30

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

The 2014 IMS Health Annual Incentive Compensation Plan (the “Plan”) is directly linked to the Company’s growth and profitability objectives, and supports a culture where performance drives compensation.

I. Plan Eligibility

IMS employees are eligible to participate in the Plan, with the exception of employees who are on another IMS incentive plan including, but not limited to, Sales Incentive Plans. Contractors and student interns also are excluded from the Plan, unless eligibility is required under local regulation.

II. Plan Structure

A participant’s annual incentive payout is influenced by the following components:

•	IMS Financial Performance

•	Assessment of IMS Performance by the Chairman & CEO and the Leadership Development and Compensation Committee of the Board of Directors of IMS Health Holdings, Inc. (the “LDCC”)

•	Assessment of Business Unit performance by the Chairman & CEO

•	Business Unit President Discretion

•	Base Salary & Incentive Target Percent

•	Individual Performance

For purposes of this plan, “Business Unit” will be used to describe the geographic Business Units, IMS Global Consulting Group, Healthcare Value Solutions, Strategy & Global Pharma Solutions, Global Technology Services & Operations, Supply Management and Global Staff Functions, unless otherwise noted.

A.	IMS Financial Performance

The amount of funding that is available to allocate to the Business Units, and subsequently to employees, is based on IMS’s financial performance. The Plan may be funded for a given Plan Year (January 1 through December 31) at 100 percent if two conditions are met:

1.	IMS achieves 10 percent “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) growth year over year; and

2.	IMS Free Cash Flow (FCF) factor is equivalent to 85 percent of EBITDA.

•	EBITDA only considers expenses that impact cash flow. Depreciation and amortization and non-cash compensation expense do not affect cash and are, therefore, excluded from EBITDA.

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

•	FCF is a measure of how well IMS manages cash. This includes such items as capital spending, deferred software and changes to our balance sheet – mainly in accounts receivable and accounts payable.

•	Funding for the Plan is capped at 150 percent of target (before the FCF factor is applied), which would mean IMS achieved EBITDA growth of 25 percent.

•	If year over year EBITDA growth is less than 5 percent, there is no incentive funding.

•	The funded incentive pool may be modified up or down by up to 10% of the funding level determined based on EBITDA achievement based on the ratio of FCF to EBITDA.

•	EBITDA may be adjusted by the Board of Directors of IMS Health Holdings, Inc. (the “Board”) or the LDCC to take into account non-recurring events, changes in accounting or tax treatment or such other factors as the Board or the LDCC deems appropriate in its sole discretion, and references herein to EBITDA shall be construed as references to EBITDA as so adjusted

B.	Assessment of IMS Performance by the Chairman & CEO and LDCC

The actual amount of funding available may be adjusted up or down by the Chairman & CEO by up to 10% of the funding level determined under Section II.A and the LDCC by up to 20% of the funding level determined after the Chairman and CEO has exercised his discretion pursuant to this Section II.B, in their sole discretion, based on their assessment of the overall performance of IMS. For the avoidance of doubt, the final determination of the amount of funding available to be allocated among Business Units shall be approved by the LDCC.

C.	Assessment of Business Unit Performance by the Chairman & CEO

Each Business Unit is allocated a portion of the overall IMS funding based on how it performs against its own EBITDA growth target and contribution to IMS FCF, and the Chairman & CEO’s discretion, subject to approval by the LDCC.

•	Geographic Business Unit EBITDA growth targets are established based on market dynamics unique to their respective geographies.

•	Business Support and Staff Functions are aligned to the Company’s overall financials.

D.	Business Unit President Discretion

The Business Unit Presidents determine how incentive funding is allocated within their respective Business Units.

E.	Base Salary & Incentive Target Percent

Target Incentive Opportunity (the amount of incentive an eligible employee is eligible to receive) is based on the base salary earned during the plan year and his/her incentive target percent. Target Incentive Opportunity is calculated as follows:

•	Target Incentive Opportunity = Incentive eligible annual base salary x target incentive %

•	Funded Incentive Opportunity = employee incentive opportunity after Business Unit President discretion is applied

•	For more information on incentive eligible annual base salary, refer to “General Conditions, Section III, B.” of the Plan.

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

F.	Individual Performance

•	The amount of incentive that employees receive depends on their personal performance, meaning high-performing employees earn higher rewards.

•	Performance is assessed by the employee’s manager based on achievement of assigned performance goals and objectives.

•	Based on this performance assessment, the manager will determine an applicable payout % that, in conjunction with an employee’s funded incentive opportunity, will be used to determine the incentive payout amount.

•	The maximum payout an employee can receive is 200% of Target Incentive Opportunity.

Guidelines for Determining Incentive Awards
Results	Incentive Payout Range *
Exceeded all or most goals and objectives	Up to 200%
Met goals and objectives	Up to 110%
Did not meet some or all goals and objectives	Up to 80%

*	expressed as a percentage of an eligible employee’s Target Incentive Opportunity

III. Changes to Eligibility Status

A.	New Hire - Employees who begin their employment with IMS prior to October 1 of the Plan Year are eligible to receive a prorated incentive award based on actual hire date and number of days the employee was covered under this Plan. Employees who begin work with IMS on or after October 1 of the Plan Year are not eligible to participate in the Plan for that Plan Year.

B.	Promotions, Demotions and Base Salary/Incentive Target Changes - If an eligible employee has a base salary and or incentive target percent change during the Plan Year, the Target Incentive Opportunity for the Plan Year in which the change occurred will be prorated based on the effective date of the change(s). Base salary generally excludes allowances and may be defined differently in certain jurisdictions, if so such definition will be communicated locally.

C.	Change in Status - If an eligible employee has a change in work hours, such as going from full-time to part-time status, or vice versa, the actual incentive award for the Plan Year in which the change of status occurred will be prorated based on the effective date of the change.

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

D.	Other Leave of Absence - Subject to applicable local policy and applicable law, eligible employees who are absent from work due to an approved absence or leave will have any incentive award calculated according to the actual gross base salary paid (or, for hourly employees, scheduled hours during weeks worked) during the year.

E.	Transfer - If an eligible employee transfers out of the Plan during the Plan Year into another incentive plan (e.g., a Sales Plan), the Target Incentive Opportunity may be prorated based on the number of days the employee was participating in the Plan.

•	If an eligible employee transfers to another Business Unit during the Plan Year and remains incentive eligible under the Plan, his/her Target Incentive Opportunity for the Plan Year will be subject to the incentive funding for the Business Unit he/she is assigned to at the end of the year.

F.	Voluntary Termination – An employee who meets one or more of the following is not eligible to receive any incentive award under the Plan, unless applicable local law or contract requires that all or a portion of the award be paid to such employee under the following circumstances:

•	An employee who has resigned at any time prior to the payment date of any applicable incentive award

•	An employee who has resigned and is still “working their notice” at the time of any applicable payment date

G.	Retirement - If a participating employee “retires” from IMS and the affected employee’s last day worked is on or before June 30 of the Plan Year, they will not be eligible to receive an incentive award for the Plan Year in which they retired. If the retirement date is after June 30 of the Plan Year, the incentive award will be prorated to the day based on the effective date of retirement.

H.	Layoff - If a participating employee is laid off or involuntarily terminated from IMS for any reason and the affected employee’s last day worked is on or before June 30 of the Plan Year, they will not be eligible to receive an incentive award for the Plan Year in which they were laid off. If eligible participating employee is laid off from IMS after working more than six (6) full months of the Plan Year, the employee’s Target Incentive Opportunity will be prorated based on the number of days worked during the year before any funding or performance factors are considered for final payout. As used in this paragraph, an employee is not considered to have been laid off if, without limitation, the employee has been terminated by IMS for cause or for poor performance.

I.	Death - In the event that employment ends due to death, IMS has the authority, in its sole discretion, to determine the extent and conditions under which an award shall be earned and made payable to the estate.

J.	Involuntary Termination - Employees participating in the Plan forfeit eligibility in the event of involuntary termination and will not receive an incentive payout. Exceptions to this may include, but are not limited to, “Section III, Retirement and Layoff” of the Plan as detailed above, statutory regulations or other employment contracts agreed locally and/or local IMS policy and procedures. Questions about eligibility under this provision may be directed to the local Human Resources organization.

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

K.	Form and Timing of Payment - Incentive awards will be paid in a single lump sum by the 15th day of March in the United States and Canada, and typically no later than the end of March in other countries, with respect to performance to the immediately preceding Plan Year.

IV. General Conditions

A.	As used in this Plan document, the “Company” refers to IMS Health Incorporated (“IMS”) and Affiliates of IMS which employ any employees covered under this Plan. As used herein, “Affiliate” shall mean any entity controlled by, or under the common control of, such IMS. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of an entity

B.	IMS reserves the right to revise or terminate any of the provisions of this Plan or to terminate the Plan itself at any time without prior notice. The Director of Compensation will publish all such revisions to the Plan.

C.	The issuance of these guidelines for any year does not, in any way, commit the Company to pay a similar kind of compensation in any subsequent year. Furthermore, the payment of an incentive award in any year shall not be considered a precedent for any later year and the payment shall not limit the Company’s absolute discretion in future years to pay or not pay any incentive award.

D.	Eligibility for participation and receipt of compensation under this Plan requires strict compliance with IMS standards for ethical conduct and Company policies. Non-compliance, as determined by IMS in its sole discretion, will constitute grounds for cancellation of incentive compensation eligibility.

E.	Participation in this Plan by any employee of the Company is conditioned on the express agreement by the participant that he/she will not, directly or indirectly during or after his/her employment with the Company, transfer, or allow to be transferred, any Company confidential information to any person, firm, or organization not authorized by IMS to receive it.

F.	Participation in this Plan is conditioned on the express agreement by the participant that he/she executes any documents deemed necessary by the Company to administer the Plan.

G.	Any participant’s complaint regarding this Plan, or with respect to any incentives received pursuant to this Plan, must be received in writing by the Company from the participant within six (6) months after the end of the Plan Year. Failure to formally register a complaint or claim for compensation will constitute a waiver of complaint on the participant’s behalf.

H.

Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder so as not to subject an employee to the payment of any tax penalty

2014 IMS HEALTH - ANNUAL INCENTIVE COMPENSATION PLAN

or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Plan except to the extent such action would not subject an employee to the payment of any tax penalty or interest under Section 409A of the Code. It is intended that payments made under this Plan shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. If all or a portion of the payments provided under this Plan constitute taxable income to an employee for any taxable year that is prior to the taxable year in which such payments are to be paid to such employee as a result of the Plan’s failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations, the applicable payment shall be paid immediately to the employee to the extent such payment is required to be included in the employee’s income.

V. Plan Review & Approvals

This Plan document supersedes any and all prior incentive plans, policies and arrangements of IMS. Senior management also reserves the right to adjust an individual payment if the payout does not appropriately reflect effort, or extraordinary/unusual events, provided, however, that the final amount of awards payable hereunder to members of the Company’s senior management are subject to approval by the LDCC.

All components of this Plan, including accompanying forms, and any updates, revisions, clarifications, and/or other modifications made by IMS are proprietary and may not be altered or modified in any way unless authorized in writing by the Director of Compensation and the Senior Vice President of Human Resources and Administration. The Senior Vice President of Human Resources and Administration has the authority to interpret the Plan and to make all discretionary decisions relating to, exceptions to, and interpretations of the Plan and the administration and implementation thereof.

The Company maintains sole discretion to make any and all financial calculations necessary for the administration of this Plan, or the calculation of any incentive compensation hereunder, based on applicable IMS policies and procedures.